For further information:
Amy Yuhn
Director of Communications
312-564-1378
ayuhn@theprivatebank.com

For Immediate Release

PrivateBancorp Announces $140 million of Senior and Subordinated Debt Financing

CHICAGO, October 2, 2008— PrivateBancorp, Inc. (NASDAQ:  PVTB) today announced that it has completed credit facility comprising $20 million senior holding company debt and a $120 million subordinated debt facility issued by The PrivateBank and Trust Company. This $140 million credit facility replaces an existing $95 million credit facility.
The proceeds from the subordinated debt will be used to support the ongoing implementation of PrivateBancorp’s Strategic Growth Plan. The senior debt will be for general corporate purposes.
SunTrust Robinson Humphrey, Inc. served as joint lead arranger and sole book runner. Banc of America Securities LLC also served as joint lead arranger.
The subordinated debt qualifies as Tier 2 capital under banking rules and regulations and was sold to commercial banks pursuant to a subordinated debt loan agreement, which includes customary representations, warranties, covenants, and events of default. The subordinated debt matures on September 26, 2015. The PrivateBank, with regulatory approval, can prepay the subordinated debt without penalty at any time. The interest rate for the subordinated debt is floating at LIBOR plus 3.50 percent, or 6.98 percent at closing. The debt is unsecured and subordinate to all other categories of creditors, including general creditors.

 About PrivateBancorp, Inc.
PrivateBancorp, Inc. is a growing diversified financial services company with 22 offices in nine states and more than $7.5 billion in assets as of June 30, 2008. Through its subsidiaries, PrivateBancorp delivers customized business and personal financial services to middle-market commercial and commercial real estate companies, as well as business owners, executives, entrepreneurs and wealthy families. To learn more, visit us at www.theprivatebank.com.